EXHIBIT 5.1
December 20, 2010
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of Avnet, Inc., a New York corporation (the “Corporation”). The Corporation is registering with the Securities and Exchange Commission on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of l933, as amended, an aggregate of 7,000,000 shares of the Corporation’s common stock, $1.00 par value per share (the “Shares”), which Shares may be offered and sold under the Avnet, Inc. 2010 Stock Compensation Plan (the “Plan”).
     As Senior Vice President and General Counsel for the Corporation, I am familiar with its Restated Certificate of Incorporation and By-laws. I have examined the Plan, the prospectus that will be distributed to participants in the Plan (the “Prospectus”) and the Registration Statement.
     I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.
     Based upon my examination mentioned above, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, I am of the opinion that all necessary corporate proceedings by the Corporation have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.
     This letter expresses my opinion as to the provisions of the New York Business Corporation Law governing the authorization and issuance of stock, but does not extend to the securities or “Blue Sky” laws of New York or any other jurisdiction or to federal securities laws or to other laws.

     I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ David R. Birk
David R. Birk